Exhibit 99.1

FOR IMMEDIATE RELEASE

AMYLIN PHARMACEUTICALS FILES SUIT AGAINST ELI LILLY

Complaint Alleges Anticompetitive Activity and Breach of Strategic Alliance Agreements

San Diego, CA – May 16, 2011 – Amylin Pharmaceuticals, Inc. (NASDAQ: AMLN) (“Amylin” or “the Company”) today announced that it has filed a lawsuit against Eli Lilly and Company (NYSE: LLY) (“Lilly”) in the United States District Court for the Southern District of California, alleging that Lilly is engaging in anticompetitive activity and breaching its strategic alliance agreements with Amylin to maximize commercialization of exenatide. In 2002, Amylin entered an alliance with Lilly for the global development and commercialization of exenatide, a medicine indicated as a first line treatment for type 2 diabetes that is currently marketed as BYETTA® (exenatide) injection. Exenatide is also the active ingredient in BYDUREON™ (exenatide extended-release for injectable suspension), a once-weekly version currently under review by the FDA.

In its complaint, which seeks among other things, a preliminary and permanent injunction, Amylin alleges that Lilly is engaging in improper, unlawful and anticompetitive behavior in the manner in which it plans to implement its recently announced global alliance agreement with Boehringer Ingelheim GmbH (“BI”) to jointly develop and commercialize BI’s linagliptin product, which will compete directly with Amylin’s exenatide products. The principal relief Amylin seeks is to prevent Lilly from proceeding with its plans to use the same sales force to sell both exenatide and BI’s competitive linagliptin.

Amylin issued the following statement:

“Amylin selected Lilly as a partner to promote development and maximize sales of Amylin’s exenatide products. We are disappointed that we could not resolve this matter amicably and that we were forced to bring legal action to protect our rights, our products and our shareholders. Amylin is committed to exenatide, a franchise that we believe provides important treatment options for the millions of patients around the world with type 2 diabetes. Notwithstanding this litigation, we intend to continue to collaborate with Lilly in the development and commercialization of exenatide products.”

About BYETTA® (exenatide) injection

BYETTA was the first glucagon-like peptide-1 (GLP-1) receptor agonist to be approved by the FDA for the treatment of type 2 diabetes. BYETTA exhibits many of the same effects as the human incretin hormone GLP-1. GLP-1 improves blood sugar after food intake through multiple effects that work in concert on the stomach, liver, pancreas and brain.

BYETTA is an injectable prescription medicine that may improve blood sugar (glucose) control in adults with type 2 diabetes mellitus, when used with a diet and exercise program. BYETTA is not insulin and should not be taken instead of insulin. BYETTA is not currently recommended to be taken with insulin. BYETTA is not for people with type 1 diabetes or people with diabetic ketoacidosis. BYETTA has not been studied in people who have pancreatitis.

BYETTA provides sustained A1C control and low incidence of hypoglycemia when used alone or in combination with metformin or a thiazolidinedione, with potential weight loss (BYETTA is not a weight-loss product). BYETTA was approved in the U.S. in April 2005 and in Europe in November 2006 and has been used by more than 1.8 million patients since its introduction. See important safety information below. Additional information about BYETTA is available at http://www.byetta.com/.

Important Safety Information for BYETTA® (exenatide) injection

Based on postmarketing data BYETTA has been associated with acute pancreatitis, including fatal and non-fatal hemorrhagic or necrotizing pancreatitis. Patients should be observed for signs and symptoms of pancreatitis after initiation or dose escalation of BYETTA. The risk for getting low blood sugar is higher if BYETTA is taken with another medicine that can cause low blood sugar, such as a sulfonylurea. BYETTA should not be used in people who have severe kidney problems and should be used with caution in people who have had a kidney transplant. Patients should talk with their healthcare provider if they have severe problems with their stomach, such as delayed emptying of the stomach (gastroparesis) or problems with digesting food. Antibodies may develop with use of BYETTA. Patients who develop high titers to exenatide could have worsening or failure to achieve adequate glycemic control. Consider alternative therapy if this occurs. Severe allergic reactions can happen with BYETTA. There have been no clinical studies establishing conclusive evidence of macrovascular risk reduction with BYETTA or any other antidiabetic drug.

The most common side effects with BYETTA include nausea, vomiting, diarrhea, dizziness, headache, feeling jittery, and acid stomach. Nausea most commonly happens when first starting BYETTA, but may become less over time.

These are not all the side effects from use of BYETTA. A healthcare provider should be consulted about any side effect that is bothersome or does not go away.

For additional important safety information about BYETTA, please see the full Prescribing Information (www.byetta.com/pi) and Medication Guide (www.byetta.com/mg).

About Amylin Pharmaceuticals

Amylin Pharmaceuticals is a biopharmaceutical company dedicated to improving lives of patients through the discovery, development and commercialization of innovative medicines. Amylin has developed and gained approval for two first-in-class medicines for diabetes, SYMLIN(R) (pramlintide acetate) injection and BYETTA(R) (exenatide) injection. Amylin’s research and development activities leverage the Company’s expertise in metabolism to develop potential therapies to treat diabetes and obesity. Amylin is headquartered in San Diego, California. Further information on Amylin Pharmaceuticals is available at www.amylin.com.

This press release contains forward-looking statements about Amylin, which involve risks and uncertainties. Our actual results could differ materially from those discussed herein due to a number of risks and uncertainties, including risks that BYETTA or, if approved, BYDUREON, and the revenues generated from these products, may be affected by competition, unexpected new data, safety and technical issues, or manufacturing and supply issues; risks that the filing of the lawsuit mentioned in this press release will not produce the results we expect, including the risk that we may be unable to obtain injunctive relief; risks that the filing of the lawsuit mentioned in this press release could adversely impact our exenatide development and commercialization collaboration with Lilly; risks that BYDUREON will not be approved for commercialization by applicable regulatory agencies; risks that our response to the FDA’s BYDUREON complete response letter may not be submitted in a timely manner and/or the information we provide in our response may not satisfy the FDA; risks that the FDA may request additional information prior to approving BYDUREON; scientific, regulatory and other issues and risks inherent in the drug development and commercialization process. Commercial and government reimbursement and pricing decisions, the pace of market acceptance and risks inherent in the collaboration with and dependence upon Lilly may also affect the potential for BYETTA or, if approved, BYDUREON. These and additional risks and uncertainties are described more fully in the Company’s recently filed Form 10-Q. Amylin disclaims any obligation to update these forward-looking statements.

Media Contacts:

Anne Erickson

(858) 754-4443

anne.erickson@amylin.com

or

Annabelle Rinehart / Averell Withers

Joele Frank, Wilkinson Brimmer Katcher

+1-212-355-4449